EX 10.1

                                LETTER OF INTENT

This letter agreement ("Letter of Intent") confirms the mutual intentions with respect to a transaction ("Transaction") described herein between Win-Eldrich Gold Inc. ("WEG"), a Nevada Corporation, a wholly owned US subsidiary of Win-EIdrich Mines Ltd. ("WEX"), a Canadian corporation located in Toronto, Ontario and 100% owner of the Ashdown Project LLC, and American Mining Corporation ("AMC"), a Nevada corporation. The Transaction will be between the two Nevada corporations.

This Letter of Intent will set out sufficient details of the proposed Transaction so that a definitive agreement (the "Definitive Agreement") may be prepared and executed by each of AMC and WEG. The Letter of Intent will be enforceable in accordance with the terms listed below, pending execution of the Definitive Agreement.

1. PURPOSE OF THE DEFINITIVE AGREEMENT AMC desires to acquire Fifty Percent (50%) ownership of the Ashdown Mill ("ASHDOWN MILL") and begin expansion of the current ASHDOWN MILL with the intention to extract and sell gold and other metals from ore supplied by WEG, AMC or other parties on a contract basis. WEG is seeking a joint venture partner to provide capital to modify the ASHDOWN MILL for gold production. AMC, an operational and exploration mining company, desires to find a near term production facility for milling its precious metals ore. WEG and AMC believe that it is their mutual interest to complete the Definitive Agreement to modify ASHDOWN MILL for gold production and to increase its milling capacity.

2. EFFECTIVE DATE AND TERM OF THE DEFINITIVE AGREEMENT The Definitive Agreement will become effective upon its execution and will continue unless and until terminated as provided in the Definitive Agreement or otherwise by the mutual consent of the parties.

3. PROPERTY SUBJECT TO THE DEFINITIVE AGREEMENT The ASHDOWN MILL consists of a permitted, operating mill facility with equipment and supplies for concentrating molybdenum sulfide. The ASHDOWN MILL is located on about on 39.7 acres of privately owned land that are subject to a long-term lease ("Lease") from Claude Edward Morris. The leased land is located in portions of sections 14 & 23, T45N, R28E, MDM, near Denio Junction, Nevada, as more specifically set out in Schedule "A". WEG represents to AMC that WEG's wholly owned subsidiary Ashdown Project LLC is the registered holder and sole legal and beneficial owner of the ASHDOWN MILL and Lease, and that the ASDOWN MILL operating permits and the Lease is in good standing and will be in good standing at the time of execution of the Definitive Agreement.

4. DEFINITIVE AGREEMENT WEG and AMC agree to proceed in mutual good-faith to jointly prepare and sign the Definitive Agreement within 90 days of the date of this Letter of Intent (the "Effective Date"). AMC and its counsel will have primary drafting responsibility for the Definitive Agreement. The Definitive Agreement will follow the Rocky Mountain Mineral Law Foundation format for establishing a Nevada Limited Liability Corporation ("LLC") initially owned in equal parts by WEG and AMC and will incorporate the terms of this Letter of Intent together with the representations, warranties, covenants, conditions, indemnifications and agreements customary for transactions of this nature.

5. FORMATION OF MANAGEMENT COMMITTEE. The Definitive Agreement will provide for the establishment of a management committee ("Management Committee") to determine overall policies, objectives, procedures, methods and actions of the LLC. The Management Committee will consist of five board members, of whom WEG will name two members and AMC will name two members and the fifth member will be an independent member appointed by mutually between WEG and AMC. Annual Meetings and Quarterly Reporting for project/ production program reviews will be established for the purposes of assuring project progress and compliance with environmental and permitting issues. After AMC has made its Initial Contribution (as defined in paragraph 7), the LLC will be formed and the Management Committee will assume its responsibilities,

6.     DESIGNATION OF OPERATOR. The LLC will be the operator of the ASHDOWN
MILL.

7. INITIAL INTERESTS AND CONTRIBUTIONS. AMC and WEG will have the following initial participating interests ("Participating Interest") in the LLC upon delivery of AMCs Initial Contribution to WEG: AMC - 50% and WEG - 50%. A standard dilution formula will apply to the Participating Interests.

WEG: As its initial contribution to the LLC, WEG will contribute 100% of its interest in the ASHDOWN MILL and Lease, free of any liens or claims of interest. WEG will also contribute any knowledge, contracts, geological and engineering reports, logs and other intellectual and hard assets it has concerning ASHDOWN MILL.

AMC: Upon signing of this Letter of Intent, AMC will pay $500,000 to WEG and agrees to pay WEG $1.5 million upon the execution of the Definitive Agreement. Upon execution of the final agreement, AMC will contribute a 100 ton/day gold mill circuit to the LLC and agrees to pay 50% of installation and mill operating costs. State and Federal fees including permits, bonds and holding costs will be maintained by the LLC.

8. DUE DILIGENCE REVIEW. Promptly following the execution of this Letter of Intent AMC will commence with further due diligence of ASHDOWN MILL. WEG will provide AMC all information that it has reasonable access to or in its possession in regards to ASHDOWN MILL, including but not limited to all working knowledge, previous contracts, previous ownership history, liens or claims of interest, reports and maps, business and operation plans and any historical or pro forma financials related to the operation of the ASHDOWN MILL. WEG agrees to allow AMC to go on site at ASHDOWN MILL to view the property and make any inspections that it deems necessary to complete its due diligence. A representative of WEG will be available to accompany AMC on site when requested. AMC will need 90 days to complete its due diligence on ASHDOWN MILL, such time to run concurrently with the 90 day deadline for completion of the Definitive Agreement.

9. CONFIDENTIALITY. During the term of this Letter of Intent and in perpetuity thereafter, unless authorized in writing by the other, non-disclosing party, neither party shall disclose to any third party, the terms of this Letter of Intent without consent, except as may be required by the rules of a stock exchange or other regulatory body to which a party may be subject. The Definitive Agreement will include additional confidentiality provisions appropriate for the parties.

10. Default. If AMC fails to make the AMC Initial Contribution in the amounts or within the time required by the table set forth in paragraph 7, it will have 90 days to cure such default, failing which AMC will be deemed to have withdrawn from the Definitive Agreement and LLC and its Participating Interest will be deemed transferred to WEG.

At such time as AMC has completed all of its contributions as set forth above, each of AMC and WEG will be obligated to contribute funds to programs and budgets adopted by the Management Committee in proportion to their respective Participating Interests. Failure of a party to contribute to a program and budget when due will, subject to a reasonable cure period, result in a dilution of such party's Participating Interest.

11. TERMINATION OF LETTER OF INTENT. If WEG and AMC do not execute the Definitive Agreement within 90 days of the date of this Letter of Intent, or such other date as WEG and AMC may agree upon in writing, this Letter of Intent will thereupon automatically terminate. In addition, this Letter of Intent may be terminated prior to the earlier of (i) the execution of the Definitive
Agreement;  or  (ii)  the  Effective  Date:

(a)     by either party if:

(i) the other party has breached or is in default of any material term of this Letter of Intent and fails to cure or remedy such breach or default within 14 days after receiving written notice thereof from the other party;

(ii) the parties, acting reasonably, are unable to obtain the requisite regulatory approval; or

(iii) the Effective Date has not occurred by the agreed upon date and has not been extended by the parties; and

(b) if AMC and/ or WEG do not obtain the requisite approval of its board of directors and shareholders (if applicable).

The termination of this Letter of Intent shall not affect any rights, obligations or liabilities of any of the parties, which have accrued or arisen prior to the date of such termination.

In the event that AMC fails to diligently and in good faith satisfy its obligations under this Letter of Intent, the $500,000 paid to WEG on execution of this Letter of Intent will not be returned to AMC, If, however, AMC's due diligence does not substantiate representations made by WEG any provided funds will be returned to AMC.

12. AREA of INTEREST. The area of interest ("Area of Interest") shall be defined as the area situated within three miles of the exterior boundaries of the property as more fully set out in Schedule "A". If either party wishes to acquire, directly or indirectly, any interest in any new property which is all or partly within the Area of Interest, it will be done solely through the LLC.

13. EXPENSES. Each of AMC and WEG will each pay their own respective expenses incurred in connection with this Letter of Intent and the Transaction, whether or not the Transaction is consummated.

14. Notice. Any notice or other communication required or contemplated under this Letter of Intent to be given by one party to the other shall be delivered, faxed, emailed or mailed by prepaid registered post to the party to receive same at the undernoted address, namely:

if to Win-Eldrich Mines Ltd:     Win-Eldrich Gold Inc
                                 227 N. 9th Street S.200
                                 Lincoln NE 68506
                                 Attention: Perry Muller, CEO-President
                                 Email: pmuller@unitedtransport.net
                                 Telephone: 402-435-7206
                                 Mobile: 402-432-3388
                                 Fax Number: to be provided

if to American Mining Corporation:     American Mining Corporation
                                       970 Caughlin Crossing, Suite 100
                                       Reno, Nevada  89519
                                       Attention: Gary MacDonald
                                       Email : gmacdonald@americanminingcorp.com
                                       Office: 888-505-5808
                                       Fax Number: 888-505-5808

16. MISCELLANEOUS PROVISIONS.

(a) This Letter of Intent will be governed by and interpreted under the laws of the State of Nevada.

(b) All references in this Letter of Intent to dollar amounts are to United States currency.

(c) This Letter of Intent may be executed in any number of counterparts and by facsimile transmission with the same effect as if all parties hereto had signed the same document. All counterparts will be construed together and constitute one and the same agreement.

(d) The parties agree that any matters outside those outlined in this Letter of Intent that may arise in connection with the Transaction will be negotiated in good faith and in accordance with standards generally practiced in the industry.

Agreed and Accepted,                       Agreed and Accepted,

/s/ Perry Muller                           /s/Gary MacDonald
Perry Muller, CEO-President                Gary  MacDonald,  President,  CEO
Win-Eldrich Gold Inc.                      American  Mining  Corporation

Date:  March  22,  2011                    Date:  March  22,  2011

                                   SCHEDULE A

The ASHDOWN MILL consists of a mill facility, equipment and supplies that is comprised on 39.7 acres more or less, leased long-term from Claude Edward Morris in portions of sections 14 & 23, T45N, R28E, MDM, near Denio Junction, Nevada.

                               [graphic omitted]

                                   SCHEDLUE B

                      BINDING MEMORANDUM OF UNDERSTANDING

This binding Memorandum of Understanding (BMOU) between the ASHDOWN MILL LLC (subject to name change) (AMLLC) and Win-Eldrich Gold (WEG), the US subsidiary of Win-Eldrich Mines Ltd (WEX) outlines terms of ore processing by the AMLLC and a formal agreement "Ore Processing Agreement" to be completed within the next 90 days.
The AMLLC will provide ore processing on a campaign basis at a cost plus fee to WEG. This ore will be processed under AMLLC's standard regional processing agreements to be negotiated at mutually acceptable market terms between the two parties. The costs will include all operating costs, including indirect costs, plus an operating fee ("Cost Plus") to be mutually agreed upon prior to start up of the AMLLC, estimated at 18%. The Ore Processing Agreement will cover any and all ores as currently processed or to be processed by the AMLLC. A metals equity fee (ME) of 5%, AMLLC's minimum, will be charged in addition to operating costs and Cost Plus.

Prior to setting a cost plus for WEG's ores, metallurgic tests will be completed to determine the best practices in metals recovery and the appropriate flow-sheet processing and final processing agreement.

It is anticipated that the tranches of ore to be provide by WEG for campaign processing will be at a minimum of 15,000 tons/ annum. When campaign capacities are achieved Mo ores minimum stockpile campaign is 3000 tons and Au ores minimum stockpile campaign is 1500 tons. It is anticipated that AMLLC milling capacity will increase over time and that WEG ores will have the first right to added capacity. The final contracts will delineate the standard terms and conditions as are practiced by the regional milling industry within Nevada. The general terms of this BMOU may be modified subject to final agreement to be signed by all parties and is subject to board approval by AMC and WEG or affiliates no later than March 31, 2011, The BMOU is subject to TSX venture approval. The term of the Ore Processing Agreement is 4 (four) years with annual option to renew at similar terms and conditions.

Processing of Ashdown Tails:
WEG has reserved the right to process the Mill site existing Tails as the "pilot" or "test run" of the combined/ expanded Mill site and reserves the right to the first net $500,000 of any economic recovery. Any further proceeds will belong to the Joint Venture.


/s/ Gary MacDonald                            /s/ Perry Muller
American Mining Corporation-Gary MacDonald    Win-EldricK Gold-Inc.-Perry Muller